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                                   EXHIBIT 21

                               ATLAS CORPORATION
                     LIST OF SUBSIDIARIES OF THE REGISTRANT




Atlas Precious Metals, Inc. (incorporated in Nevada)

Atlas Gold Mining Inc. (incorporated in Nevada), a subsidiary of Atlas Precious Metals, Inc.

Cornerstone Industrial Minerals Corporation (organized under the laws of Ontario, Canada)

Arisur Inc. (organized under the laws of Grand Cayman).

Suramco Metals, Inc. (organized under the laws of Nevada).